                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

   [_] Preliminary Proxy Statement
   [_] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
   [X] Definitive Proxy Statement
   [_] Definitive Additional Materials
   [_] Soliciting Material Pursuant to (S) 240.14a-12

                              ACTUANT CORPORATION
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

   [_] Fee paid previously with preliminary materials

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

                                  [Graphic]

                                    Actuant

                              ACTUANT CORPORATION
                             6100 North Baker Road
                           GLENDALE, WISCONSIN 53209
                                (414) 352-4160

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
ACTUANT CORPORATION:

   Notice is hereby given that the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held at the offices of the Company, 6100 North Baker Road, Glendale, Wisconsin, on Friday, January 4, 2002, at 10:00 a.m., Central Time, for the following purposes:

    1. To elect a Board of seven directors; and

    2. To transact such other business as may properly come before the Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on November 26, 2001 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

   Whether or not you expect to attend the Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

                                          By Order of the Board of Directors,

                                          ANTHONY W. ASMUTH III
                                          Secretary

   Milwaukee, Wisconsin
   December 3, 2001

                                    [Graphic]

                                    Actuant

                              ACTUANT CORPORATION
                             6100 North Baker Road
                           GLENDALE, WISCONSIN 53209
                                (414) 352-4160

                                PROXY STATEMENT

                               -----------------

     This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 3, 2001

                               -----------------

   This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on Friday, January 4, 2002, and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company's Annual Report on Form 10-K for the year ended August 31, 2001, which constitutes the 2001 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company. The Annual Report and such financial statements are neither a part of this Proxy Statement nor incorporated herein by reference.

   Effective July 31, 2000, the Company completed the spin-off of APW Ltd. The spin-off was completed to separate the Company's Electronics Business from its Industrial Business. The spin-off was completed by distributing all of the outstanding shares of APW Ltd. stock to the Company's shareholders as of a record date. All shareholdings reported in this proxy statement have been adjusted as a result of the Company's spin-off of APW Ltd. and the Company's 1-for-5 reverse stock split, which occurred in January 2001.

   A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder's directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

   The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for an approximate $7,500 fee plus disbursements. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Company's 401(k) Savings Plan ("Savings Plan") will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plans.

   A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker ("broker non-votes"), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company's articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

   Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A "plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. Votes attempted to be cast against a candidate are not given legal effect and are not counted as votes cast in an election of directors.

   On November 26, 2001, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company's outstanding capital stock consisted solely of 8,049,326 shares of Class A Common Stock, the only class of shares outstanding. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

                           CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of October 1, 2001 unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company's executive officers and directors as a group. Briefly stated, shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. The option numbers reported below have been adjusted as a result of the Company's spin-off of APW Ltd. and the Company's 1-for-5 reverse stock split.

                                                 Amount   Percent
              Beneficial Owner(1)              and Nature of Class
              -------------------              ---------- --------
              Bank of America Corporation(2)..  437,058      5.5%
               100 North Tryon Street
               Charlotte, North Carolina 28255
              MMI Investments II-A LP(3)......  924,400     11.6%
               Wing Road, RR 1
               P.O. Box 1670
               Millbrook, New York 12545
              Oppenheimer Capital(4)..........  616,590      7.7%
               800 Newport Center Drive
               Suite 100
               Newport Beach, California 92660

                                                      Amount     Percent
Beneficial Owner(1)                                 and Nature   of Class
-------------------                                 ----------   --------
T. Rowe Price Associates, Inc.(5)..................  417,765        5.2%
 100 East Pratt Street
 Baltimore, Maryland 21202
Robert C. Arzbaecher...............................  303,928(6)     3.7%
 President and Chief Executive
 Officer and Director
Gustav H.P. Boel, Director.........................    1,656(7)       *
Bruce S. Chelberg, Director........................   11,400          *
H. Richard Crowther, Director......................   37,000(8)       *
William K. Hall, Nominee for Director..............    2,000          *
Kathleen J. Hempel, Director.......................    2,000          *
Todd B. Hicks, Vice President, Enerpac.............   25,340(9)       *
Ralph L. Keller, Vice President, Actuant Operations   39,105(10)      *
Andrew G. Lampereur, Vice President and
  Chief Financial Officer..........................   86,906(11)    1.1%
Gerald M. Peiffer, Vice President,
  Engineered Solutions--Americas...................   32,776(12)      *
Richard G. Sim, Director...........................  136,964(13)      *
William P. Sovey, Director.........................      500(14)      *
All Directors and Executive Officers (19 persons)..  868,681(15)   10.2%

--------
   *Less than 1%

 (1) Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

 (2) Based on most recently filed Schedule 13G, Bank of America Corporation has shared voting and dispositive power with respect to all of the shares reported.

 (3) Based on most recently filed Schedule 13G, MMI Investments II-A LP has sole voting and dispositive power with respect to all the shares reported. However, by virtue of being the general partner of MMI Investments II-A LP, MCM Management, LLC may also be deemed to be a beneficial owner and have shared voting and dispositive power over the reported shares.

 (4) Based on most recently filed Schedule 13G, Oppenheimer Capital has shared voting and dispositive power with respect to all of the shares reported.

 (5) Based on most recently filed Schedule 13G, T. Rowe Price Associates, Inc. has sole voting and dispositive power with respect to all of the shares reported. The reported shares, however, are owned by various individual and institutional investors to whom T. Rowe Price Associates, Inc. acts as an investment advisor. T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of the reported shares.

 (6) Includes 600 shares held by spouse, 550 shares held by his children through a custodian, 1,330 shares held in the Savings Plan and 800 shares held in an individual IRA Account. Also includes 214,240 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001.

 (7) Excludes 1,075 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

 (8) Includes 600 shares held by a family trust and 36,400 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001. Excludes 12,608 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

 (9) Includes 1,110 shares held in the Savings Plan, 25 shares held in the Employee Stock Purchase Plan and 11,180 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001.

(10) Includes 445 shares held in the Savings Plan, 30 shares held in the Employee Stock Purchase Plan and 2,600 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001.

(11) Includes 1,294 shares held in the Savings Plan, 7,000 shares held by a trustee through a Roth IRA, 181 shares held in the Employee Stock Purchase Plan and 55,250 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001.

(12) Includes 464 shares held in the Savings Plan, 80 shares held by a custodian for minor children and 9,100 share issuable pursuant to options exercisable currently or within 60 days of October 1, 2001.

(13) Includes 133,222 shares held by spouse and 3,742 held by a custodian for minor children. Excludes 1,614 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power. Mr. Sim, Chairman, has chosen not to run for re-election as a director this year.

(14) Excludes 1,675 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(15) Includes 800 shares held in an individual IRA account, 600 shares held by a family trust, 133,822 shares held by spouses, 4,452 shares held by a custodian for minor children, 5,648 shares held in the Savings Plan, 28,000 shares held by power of attorney, 43,846 shares held by certain trusts with respect to which officers have voting and dispositive power and 239 shares held in the Employee Stock Purchase Plan. Also includes 356,850 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001. Excludes 16,972 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which none of the outside directors has any voting or dispositive power.

   The beneficial ownership information set forth above, and below under "Election of Directors," is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   At the Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company, except for Mr. Hall who is a new nominee for director.

                                                                            Common Stock
                                                                        Beneficially Owned at
                                                                          October 1, 2001
                                                                        --------------------
                                                               Director  Number      Percent
               Name and Principal Position                 Age  Since   of Shares    of Class
               ---------------------------                 --- -------- ---------    --------
H. Richard Crowther (1)(3)................................ 69     1995    49,608(4)       *
 Retired Vice Chairman, Illinois Tool Works Inc.
 (manufacturer of engineered components and systems).
William K. Hall........................................... 58      New     2,000          *
 Chairman and Chief Executive Officer,                         Nominee
 Procyon Technologies, Inc. (holding company
 focused on the acquisition and growth of suppliers
 to the global aerospace and defense industry).
Gustav H.P. Boel (2)...................................... 56     2000     2,731(5)       *
 Former Senior Vice President of APW Ltd. and former
 Senior Vice President of Applied Power Inc.
Bruce S. Chelberg (3)..................................... 67     2000    11,400          *
 Retired Chairman and Chief Executive Officer of
 Whitman Corporation (a conglomerate whose principal
  operating company is an independent Pepsi-Cola bottler).
William P. Sovey (1)(2)................................... 68     2000     2,175(6)       *
 Chairman and former Chief Executive Officer of Newell
  Rubbermaid, Inc. (a multi-national manufacturer and
 marketer of branded consumer products).
Kathleen J. Hempel (1)(3)................................. 50     2001     2,000          *
 Former Vice Chairman and Chief Financial Officer of Fort
  Howard Corp.
Robert C. Arzbaecher...................................... 41     2000   303,928(7)    3.7%
 President and Chief Executive Officer of
 Actuant Corporation.

--------
   *Less than 1%.

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Nominating Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

(4) Includes 600 shares held by a family trust and 36,400 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001 and 12,608 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan.

(5) Includes 1,075 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan.

(6) Includes 1,675 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan.

(7) Includes 600 shares held by spouse, 550 shares held by his children through a custodian, 1,330 shares held in the Savings Plan and 800 shares held in an individual IRA account. Also includes 214,240 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2001.

   All of the directors have held the positions with the Company or other organizations shown in the above table during the past five or more years, except for the following: (a) William P. Sovey is currently Chairman (since November 1998) and former Chief Executive Officer of Newell Rubbermaid, Inc. and he was previously Vice Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. from May 1992 until December 1997; (b) Gustav H.P. Boel resigned in February 2001 as Senior Vice President of APW Ltd.; (c) William K. Hall is currently chairman and CEO of Procyon Technologies, Inc. and he was previously Chairman and Chief Executive Officer of Falcon Building Products, Inc. from 1994 to 2000; (d) Robert C. Arzbaecher is currently President and Chief Executive Officer of the Company and previously served as Vice President and Chief Financial Officer of Applied Power Inc. starting in 1994 and Senior Vice President since 1998; and (e) Kathleen J. Hempel is currently an independent director of six corporations and was previously the Vice Chairman and Chief Financial Officer of Fort Howard Corp. from 1992 to 1997.

   H. Richard Crowther is currently a director of Illinois Tool Works Inc. William P. Sovey is a director of Newell Rubbermaid, Inc., Teco Energy, Inc. and Acme Metal. Bruce S. Chelberg is a director at First Midwest Bancorp., Inc, Northfield Laboratories, Inc. and Snap-On Tools. Kathleen J. Hempel is a director of Whirlpool Corp., Oshkosh Truck Corp., A.O. Smith Corp., Kennametal Corp. and Visteon Corp. William K. Hall is a director of GenCorp Inc., A.M. Castle & Co. and Great Plains Energy Inc.

             BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

   There were seven meetings of the Board of Directors (including three meetings by unanimous consent), three meetings of the Audit Committee (including one meeting by unanimous consent), four meetings of the Compensation Committee and two meetings of the Nominating Committee during the year ended August 31, 2001. During the period in the last fiscal year in which they served, all members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and all the committees on which they served.

Committees

   The Compensation Committee of the Board of Directors determines the compensation of the Company's executive officers, awards bonuses to such key management personnel as the Committee selects and administers and awards options under the Company's stock incentive plans.

   The Nominating Committee of the Board of Directors seeks qualified persons for the position of director to recommend to the entire Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by other directors, employees and shareholders. Suggestions of candidates to be considered by the Nominating Committee, accompanied by biographical material, may be sent to the Secretary of the Company at its corporate office.

   The Audit Committee of the Board of Directors: (i) reviews the scope and timing of the audit of the Company's financial statements by the Company's independent accountants; (ii) reviews with the independent accountants, and with the Company's management, policies and procedures with respect to internal auditing and financial and accounting controls; and (iii) reviews with the independent accountants their reports on the Company's financial statements and recommendations they make for improvements in the Company's internal controls and the implementation of such recommendations.

Director Compensation

   For fiscal year 2001, directors who were not employees of the Company were paid an annual retainer of $19,000 for serving on the Board of Directors and an attendance fee of $1,000 for each Board of Directors meeting or committee meeting attended. In addition, each director who is not an employee of the Company will be automatically granted an option to purchase 3,000 shares of Company common stock pursuant to the terms of the 2001 Outside Directors' Stock Option Plan, at an exercise price equal to the fair market value of the common stock on the date of grant. For fiscal year 2001, directors were automatically granted an option to purchase 3,000 shares of Company common stock at an exercise price of $18.59 per share. Grants are made under the plan following the Annual Meeting of Shareholders. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

   The Board of Directors previously adopted the Outside Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his annual retainer and attendance fees for future payment on a date specified by the participant or upon termination of the participant's service as a director. Distributions from the Deferred Compensation Plan are made in Company common stock. During fiscal year 2001, five directors participated in the Deferred Compensation Plan.

Report of the Audit Committee

   The Audit Committee of the Board of Directors oversees and monitors the participation of the Company's management and independent accountants throughout the financial reporting process. No member of the Committee is employed by or has any other material relationship with the Company.

   In connection with its function to oversee and monitor the financial reporting process of the Company, the Committee has done, among other things, the following:

  . reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2001 with the Company's management and PricewaterhouseCoopers LLP;

  . discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

  . received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No.1 and has discussed with PricewaterhouseCoopers LLP its independence.

   Based upon the foregoing, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended August 31, 2001.

   The Audit Committee has adopted a written charter to govern its operations, which was attached as an exhibit to last year's proxy statement. The Audit Committee is comprised of independent directors as defined and required by Sections 303.01(B) and 303.02(D) of the New York Stock Exchange listing standards.

                        H. Richard Crowther (Chairman)
                              Kathleen J. Hempel
                               William P. Sovey

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   Development of Compensation Approach and Objectives. The Compensation Committee of the Board of Directors is responsible for establishing all of the policies under which compensation is paid or awarded to the Company's executive officers, and also determines the amount of such compensation. No member of the Committee is employed by the Company. The Committee's objective has been to develop a total compensation program that is competitive in the marketplace and provides incentive to increase shareholder value. Each year the Committee has reviewed its executive compensation policies relative to market competitiveness, and then determined what changes in the compensation program, if any, are appropriate for the following year. This review is conducted at the beginning of each fiscal year. Compensation of the Company's executive officers currently consists of three key components--salary, bonus and stock options.

   As in past years, for fiscal 2001 the Committee retained an independent outside consultant who provided data regarding the compensation practices of U.S. manufacturing companies. Competitive pay standards were derived from the results of compensation surveys, including comparisons with many manufacturing companies. This data, along with the President and Chief Executive Officer's recommendations for particular executive officer compensation and information regarding an executive's experience, expertise and demonstrated performance, were reviewed by the Committee in connection with setting fiscal 2001 salaries. Our management team was new as a result of the spin-off of APW Ltd. and the departure of several key executive officers to APW Ltd. In determining salaries for fiscal 2001, the total value of each executive's pay package was less than the competitive median for like positions in companies of similar size and type as a result of the recent assumption of positions. Salary levels, bonus opportunities and stock option grants also were all less than competitive medians.

   Stock Incentive Component. To emphasize the Committee's belief that stock ownership by the Company's executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. In general, it is the Company's policy that executive officers should hold stock or options equal to a minimum of three times their base salary (recognizing that newer officers may need two or more years to build their ownership up to that level), with at least one years' base salary in Actuant share ownership versus vested stock options. To assist executives in acquiring Company stock, the guidelines include a guarantee program, whereby the Company guarantees loans between the executive officers and a financial institution. To date, guarantees by the Company have been made to all 13 executive officers, totaling approximately $4.7 million in the aggregate, all of which was used to purchase approximately 216,650 shares of Company common stock.

   In August 2001, the Company adopted the Actuant Corporation Executive Stock Purchase Plan. The purpose of this plan was to facilitate the purchase of Company common stock by executive officers in order to more closely align the executive's financial rewards with the financial rewards realized by Company shareholders and to increase the ownership of common stock among executives. The Compensation Committee designates the amount that can be borrowed by the executive officers from a financial institution and selects employees eligible to participate in the program. In connection with this plan, the Company will guarantee an individual's loan and agrees that the Company will be responsible for interest expense incurred by the executive in excess of four percent (4%) per year. The Company also agrees to be responsible for 50% of any loss incurred on shares purchased under this program so long as the participant remains employed by the Company until July 31, 2004. If the participant terminates employment before July 31, 2004 or sells the shares purchased under this program prior to July 31, 2004, the officer shall be responsible for the full amount of any loss on the sale. As of the record date, the fair market value of the stock purchased under the program exceeded the underlying loan amounts.

   Stock options are granted annually to executive officers. Options may also be granted to other key employees whose present and future contributions are especially important to the Company. All option grants are priced at 100% of market value as of the date of grant. Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. Since stock option grants were made in August 2000 immediately prior to the commencement of the Company's 2001 fiscal year, no stock options were granted to the executive officers during fiscal 2001, except to two executive officers who were hired during the year. The Committee intends to grant options to the executive officers during fiscal 2002.

   Key Measurement Criteria for Bonuses. Bonus payments are made to each executive officer based upon the degree of achievement of the year's financial objectives. An executive may receive more, or less, than the target bonus based on actual business results.

   Company executives not in charge of business units receive bonus payments based upon the performance of the Company as a whole. For fiscal 2001, bonuses were based on a combination of year over year improvement in the Company's Combined Management Measure ("CMM") and the attainment of debt reduction goals (the "Debt Reduction Bonus"). CMM is operating profit before amortization less a 20% charge based upon the net assets employed. The Company achieved approximately $49,620,000 of debt reduction in fiscal 2001 compared to the $35,000,000 debt reduction objective. The Debt Reduction Bonus was intended to focus the management on this key objective for fiscal 2001. For the fiscal year ended August 31, 2001, aggregate bonuses for the Company's executive officers not in charge of a business unit equaled 41.8% the executives' targeted bonuses, consisting solely of the Debt Reduction Bonus.

   Each executive responsible for a business unit (or a portion of a business unit) is eligible for a bonus based on attainment of the consolidated debt reduction goal, and on the performance of that unit, with the measuring index utilized being the CMM for the unit. Eighty percent of such an executive's bonus was based on the applicable unit's CMM, with the other twenty percent based on the Company's CMM. For business unit executives, bonuses for the fiscal year ended August 31, 2001 ranged from 41.8% to 76.8% of their target bonuses, including 41.8% of Debt Reduction Bonus.

   Chief Executive Officer Compensation. In fiscal 2001, the Committee continued the same pay level for Mr. Arzbaecher, the Company's Chief Executive Officer, that was set for him in August 2000 after the spin-off of APW Ltd. Mr. Arzbaecher's compensation was determined in August 2000 by the Committee after reviewing the consultants' data for comparable positions and was set at a level lower than comparable executives at other companies because Mr. Arzbaecher had just become a Chief Executive Officer. Mr. Arzbaecher's salary is

$360,000 and his bonus target was $220,000 for fiscal 2001. Since Mr. Arzbaecher had received stock options for 84,000 shares of Company stock in August 2000 (adjusted for the 1-for-5 reverse stock split), he did not receive any stock option grants during fiscal 2001.

   Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's federal income tax deduction to $1,000,000 per year for compensation paid to its chief executive officer or any of the other executive officers named in the summary compensation table of this Proxy Statement. Performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of
Section 162(m) are satisfied. The Company believes that its stock plans comply with the final Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

                         Bruce S. Chelberg (Chairman)
                              H. Richard Crowther
                              Kathleen J. Hempel

Summary Compensation Table

   The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2001, whose salary plus bonus exceeded $100,000, for services rendered to the Company and its subsidiaries ("named executive officers"). Also included in the table is actual compensation information for those individuals for fiscal years 2000 and 1999. Prior to July 31, 2000, the Company was known as "Applied Power Inc." and included the Electronics operations which were spun-off on that date.

                                                                                                  Long-Term Compensation
                                                                Annual Compensation                       Awards
                                                    -------------------------------------------- ------------------------
                                                                                                 Securities
                                                                                                 Underlying   All Other
                                                                                  Other Annual    Options/   Compensation
           Name and Principal Position              Year  Salary      Bonus      Compensation(1) SARs (#)(2)  ($)(3)(4)
           ---------------------------              ---- --------    --------    --------------- ----------- ------------
Robert C. Arzbaecher
 President and Chief Executive Officer              2001 $360,000    $ 91,916        $   -0-          -0-      $47,149
 President and Chief Executive Officer (5)          2000  279,994     242,940         12,181       84,000       16,944
 Senior Vice President and Chief Financial Officer  1999  263,073(6)   30,000(6)       7,498       78,000       11,761

Todd B. Hicks
 Vice President, Enerpac                            2001  160,000      27,877            -0-          -0-       23,009
 Vice President, Enerpac                            2000  144,192      63,592            -0-       15,000       10,285
 Subsidiary Officer                                 1999  122,269      25,501            -0-        2,080       11,433

Ralph L. Keller
 Vice President, Operations                         2001  180,000      26,321            -0-          -0-       36,403
 Vice President, Operations (7)                     2000  139,327      52,057            -0-        4,040       12,836

Andrew G. Lampereur
 Vice President and Chief Financial Officer (8)     2001  185,000      27,053            -0-          -0-       33,258
 Vice President and Chief Financial Officer         2000  148,077      84,715(9)       7,664       26,400       19,708
 Business Development and Special Products Leader   1999  146,346      55,031(9)       2,912       10,400       13,711

                                                                                           Long-Term Compensation
                                                            Annual Compensation ($)                Awards
                                                      ----------------------------------- ------------------------
                                                                                          Securities
                                                                                          Underlying   All Other
                                                                           Other Annual    Options/   Compensation
            Name and Principal Position               Year Salary  Bonus  Compensation(1) SARs (#)(2)  ($)(3)(4)
            ---------------------------               ---- ------- ------ --------------- ----------- ------------

Gerald M. Peiffer
 Vice President, Engineered Solutions--Americas       2001 160,000 23,397       -0-            -0-       25,532
 Vice President, Engineered Solutions--Americas (10)  2000 149,848 96,362       -0-         15,000       23,523
 Subsidiary Officer                                   1999 130,000 69,387       -0-         13,000       17,773

--------
 (1) Consists entirely of interest paid pursuant to the Employee Deferred Compensation Plan that was discontinued in 2000.

 (2) Consists entirely of stock options, adjusted in an amount as required under the stock option plan for the spin-off of APW Ltd. and the 1-for-5 reverse stock split in January 2001.

 (3) The 2001 amounts represent the following: (a) the Company's Savings Plan matching contributions as follows: Mr. Arzbaecher--$2,775, Mr. Hicks--$2,625, Mr. Keller--$2,626, Mr. Lampereur--$2,775 and Mr. Peiffer--$2,151; (b) the Company's Savings Plan core contributions as follows: Mr. Arzbaecher--$5,100, Mr. Hicks--$5,100, Mr. Keller--$5,100, Mr. Lampereur--$5,100 and Mr. Peiffer--$5,100; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher--$4,336; (d) auto payments as follows: Mr. Arzbaecher--$4,887, Mr. Hicks--$4,965, Mr. Keller--$1,418, Mr. Lampereur-$7,968 and Mr. Peiffer--$3,509; (e) imputed income from life insurance as follows: Mr. Arzbaecher--$326, Mr. Hicks--$62, Mr. Keller--$143, Mr. Lampereur--$54 and Mr. Peiffer--$143; and (f) interest paid by the Company on loans in connection with the Employee Stock Purchase Plan as follows: Mr. Arzbaecher--$29,725, Mr. Hicks--$10,257, Mr. Keller--$27,116, Mr. Lampereur--$17,361 and Mr.
     Peiffer--$14,629.

 (4) The 2000 amounts represent the following: (a) the Company's Savings Plan matching contributions as follows: Mr. Arzbaecher--$2,625, Mr. Hicks--$2,625, Mr. Keller--$2,697, Mr. Lampereur--$2,625 and Mr. Peiffer--$2,625; (b) the Company's Savings Plan core contributions as follows: Mr. Arzbaecher--$4,800, Mr. Hicks--$4,800, Mr. Keller--$5,141, Mr. Lampereur--$4,800 and Mr. Peiffer--$4,800; (c) premiums paid by the Company for split-dollar life insurance as follows: Mr. Arzbaecher--$4,337; (d) auto payments as follows: Mr. Arzbaecher--$4,896, Mr. Hicks--$2,800, Mr. Keller--$2,250, Mr. Lampereur--$12,229 and Mr. Peiffer--$15,960; and (f) imputed income as follows: Mr. Arzbaecher--$286, Mr. Hicks--$60, Mr. Keller--$90, Mr. Lampereur--$54 and Mr. Peiffer--$138.

 (5) Effective August 9, 2000, Mr. Arzbaecher was promoted to President and Chief Executive Officer. Mr. Arzbaecher was Senior Vice President of Applied Power Inc. from 1998 to August 8, 2000. Prior to that, Mr. Arzbaecher served as Vice President and Chief Financial Officer of Applied Power Inc. since 1994. Effective November 3, 1998, Mr. Arzbaecher was promoted to Senior Vice President and Chief Financial Officer.

 (6) Fiscal 1999 amount includes $26,307 of salary and $7,500 of bonus, payment of which had been deferred pursuant to the Employee Deferred Compensation Plan and paid in fiscal 2000.

 (7) Mr. Keller joined the Company during fiscal year 2000 in his current capacity.

 (8) Effective August 9, 2000, Mr. Lampereur was promoted to the office of Vice President and Chief Financial Officer. Prior to that date, he served as the business development and special projects leader for Applied Power Inc. In 1998, he served as Vice President, General Manager of Gardner Bender.

 (9) Fiscal 2000 amount includes $62,625 in bonus amounts originally deferred pursuant to the Employee Deferred Compensation Plan which was paid in fiscal 2000. Amounts for fiscal 1999 include $55,031 of bonus payments which have been deferred pursuant to the Employee Deferred Compensation Plan and which was paid in fiscal 2000.

(10) Effective August 9, 2000, Mr. Peiffer was promoted to the office of Vice President, Engineered Solutions--Americas. Mr. Peiffer joined Applied Power Inc.'s Industrial business in 1997 when Applied Power Inc. acquired Versa Technologies, Inc.

Option/SAR Grants in Last Fiscal Year

   No stock options or SARs were granted to the executive officers named in the Summary Compensation Table during the last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table sets forth information for each of the named executive officers concerning options exercised during fiscal 2001 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

                                           Number of Securities
                                          Underlying Unexercised    Value of Unexercised In-the-
                                             Options/SARs at           Money Options/SARs at
                                            Fiscal Year-End(#)         Fiscal Year-End($)(2)
                      Shares   Value   ---------------------------- ----------------------------
        Name         Acquired Realized Exercisable Unexercisable(1) Exercisable    Unexercisable
        ----         -------- -------- ----------- ---------------- -----------    -------------
Robert C. Arzbaecher   -0-      -0-      190,580       163,820      $2,699,908      $1,127,059
Todd B. Hicks.......   -0-      -0-        8,710        23,710          99,790         139,091
Ralph L. Keller.....   -0-      -0-          -0-        20,200             -0-          90,780
Andrew G. Lampereur.   -0-      -0-       44,070        40,830         651,816         315,145
Gerald M. Peiffer...   -0-      -0-        9,100        24,100          92,105         131,405

--------
(1) Represents unvested options at the end of fiscal 2001.
(2) Based upon the closing price of $21.21 of the common stock on the New York Stock Exchange, Composite Tape on August 31, 2001, as reported in the Wall Street Journal.

Employment Agreement and Change In Control Arrangements

   Certain of the Company's stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996 and 2000 Stock Option Plans permit the Compensation Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The 1990 Stock Option Plan provides for acceleration of vesting in the event of a change in control. Finally, the stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

   In September 1999, the Company entered into change in control agreements with Messrs. Kobylinski, Hicks, Keller, Peiffer, O'Connor and Kerk, present officers of the Company, whereby upon a triggering event within 18 months of a change in control the Company shall continue to provide welfare benefits customarily received by the executive for a 12 month period after termination at no cost and shall pay a lump sum equal to 12 months of compensation based upon compensation then in existence and the bonus that would have been earned if the officer met 100% of the performance targets. The spin-off of APW Ltd. was not a triggering event under the change in control agreements. A triggering event means:

  . (a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 120-day period immediately preceding the change in control; or

  . a material change in the executive's position or duties, executive's reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

  . a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

   A change in control is defined to be:

  . a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

  . the sale by the Company (but not the spin-off to shareholders of the shares of APW Ltd.) of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

  . a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

  . the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

  . the election of directors constituting a majority of the Company's Board of Directors pursuant to a proxy solicitation not recommended by the Company's Board of Directors.

Certain Relationships and Related Transactions

   Spin-Off

   Effective July 31, 2000, the Company completed the spin-off of APW Ltd. The Company and APW Ltd. are parties to various agreements providing for the separation of their respective business operations. These agreements govern various interim and ongoing relationships between the companies and include the following:

  .  Contribution Agreement, Plan and Agreement of Reorganization and
     Distribution

  . General Assignment, Assumption and Agreement regarding Litigation, Claims, and other Liabilities

  .  Transitional Trademark Use and License Agreement

  .  Insurance Matters Agreement

  .  Bill of Sale and Assumption of Liabilities

  .  Employee Benefits and Compensation Agreement

  .  Tax Sharing and Indemnification Agreement

  .  Interim Administrative Services Agreement

  .  Confidentiality and Non Disclosure Agreement

   Guarantees

   In connection with the Company officer stock ownership guidelines, the Company guarantees loans and provides favorable interest financing to the Company's executive officers for the acquisition of Company common stock. To date, guarantees by the Company have been made to all 13 executive officers, totaling approximately $4.7 million in the aggregate. Additionally, during the year ended August 31, 2001, the Company subsidized a total of $165,656 of interest on loans entered into by executive officers, including interest paid on loans amounting to $29,725, $10,257, $27,116, $17,361 and $14,629 for
Messrs. Arzbaecher, Hicks, Keller, Lampereur and Peiffer, respectively. The total amounts of the corresponding loans were $1,237,872, $305,839, $718,748, $572,550 and $423,346 for Messrs. Arzbaecher, Hicks, Keller, Lampereur and Peiffer, respectively, as of October 31, 2001.

Performance Graph

   The following graph shows the cumulative total shareholder return on the common stock during the preceding five fiscal years as compared to the returns on the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Manufacturing Index. The graph assumes that $100 was invested on August 31, 1996 in the common stock and each index and that all dividends were reinvested. On July 31, 2000 the Company spun off its Electronics Business as a company named APW Ltd. and this resulted in the Company's stock price decreasing from approximately $39.8125 (combined price as of spin off) to $3.062 (both numbers pre-reverse stock split) after the spin off. For purposes of this performance graph, the distribution of the APW Ltd. shares in the spin off was treated as a special dividend paid to shareholders of the Company which dividend, in turn, was reinvested into the Company.

                     1996    1997    1998    1999    2000    2001
--------------------------------------------------------------------
ACTUANT CORPORATION $100.00 $212.25 $166.18 $205.52 $431.54 $370.71
--------------------------------------------------------------------
S&P 500 INDEX        100.00  140.65  152.03  212.58  247.27  186.97
--------------------------------------------------------------------
S&P DIV. MFG. INDEX  100.00  141.87  125.26  200.19  211.13  217.13

                                          [CHART]

                               OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2001. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2001, except for a late reporting of an August 2001 stock purchase by Mr. Sovey of 500 shares of common stock.

Independent Public Accountants

   The Company has retained PricewaterhouseCoopers LLP as its accountants.

   The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions and make a statement if desired.

   Fees Billed to the Company by PricewaterhouseCoopers LLP During Fiscal Year 2001

   Audit Fees--the aggregate fees billed to the Company by PricewaterhouseCoopers LLP in connection with (i) the audit of the Company's August 31, 2001 financial statements were $350,900; and (ii) the review of the financial statements included in the Company's Form 10-Q quarterly reports for the fiscal year ended August 31, 2001 were $21,000.

   Financial Information Systems Design and Implementation Fees--No fees were billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services rendered during the fiscal year ended August 31, 2001.

   All Other Fees--The aggregate fees billed by PricewaterhouseCoopers LLP for non-audit services, other than information technology services during the fiscal year ended August 31, 2001 were $253,200, primarily consisting of tax advisory, acquisition, divesture, and other miscellaneous fees.

   The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP's continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

Shareholder Proposals

   Shareholder proposals must be received by the Company no later than August 5, 2002 in order to be considered for inclusion in the Company's annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting proxy statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 12, 2002, but no earlier than August 13, 2002, to be considered for a vote at next year's annual meeting. The notice must contain the information required by the Company's bylaws.

Additional Matters

   Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Annual Meeting. If other matters do come before the Annual Meeting, including any matter as to which the Company did not receive notice by October 18, 2001 and any shareholder proposal omitted from this Proxy Statement pursuant to applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

   In the event that a shareholder who requested that the agenda for the Annual Meeting and this Proxy Statement include proposals requesting the Board of Directors to explain or defend 1) The position of the Company acting on five Company proposals voted on at the 2001 Annual Meeting and not acting on the one shareholder proposal concerning a shareholder vote on a poison pill rights plan (which the Company does not have such plan), 2) That nine months after the 2001 shareholder vote to approve a shareholder vote on a poison pill rights plan, which the Company does not have, there is no evidence of a Company directed independent study and analysis of the benefits of implementing the shareholder vote, 3) Why shareholders are not allowed to vote on auditors, 4) Why shareholders are not allowed to vote confidentially, 5) Why the Chairman, Mr. Sim was the recipient of the most no-votes of any director at the January 2001 Annual Meeting, 6) Why the management stock option plan (Proposal 2 in the 2001 definitive proxy statement approved by shareholders) was the recipient of 19-times more no-votes than Mr. Sim, 7) The stock dilution caused by the Year 2000 stock options approved by the shareholders, 8) The stock dilution caused by the 2001 management stock option plan versus that of the Company's S&P peer group, 9) Why underwater options may be replaced or re-priced in the 2001 stock option plan and the steps the Board has taken to prohibit replacing or re-pricing the options, 10) That the plan administrators of the 2001 stock option plan have broad authority to accelerate vesting, at the Annual Meeting, it is intended that proxies will be voted with discretionary authority against such proposals. The Company's bylaws limit the number of proposals a shareholder can present at an annual meeting.

                                          By Order of the Board of Directors,

                                          Anthony W. Asmuth III
                                          Secretary

Milwaukee, Wisconsin
December 3, 2001

   It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

   A copy (without exhibits) of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2001, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Vice President and Chief Financial Officer, Actuant Corporation, P.O. Box 325, Milwaukee, Wisconsin 53201.

                               ACTUANT CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 4, 2002

                                    P R O X Y

                              CLASS A COMMON STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          (Continued from Reverse Side)

                     ACTUANT CORPORATION 2002 ANNUAL MEETING


1. Election of Directors   1 - ROBERT C. ARZBAECHER     5 - WILLIAM K. HALL        [ ] FOR all                 [ ] WITHHOLD
                           2 - GUSTAV H.P. BOEL         6 - KATHLEEN J. HEMPEL         nominees                    AUTHORITY
                           3 - BRUCE S. CHELBERG        7 - WILLIAM P. SOVEY           listed to the               to vote for all
                           4 - H. RICHARD CROWTHER                                     left (except as             nominees listed
                                                                                       specified below).           to the left.

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write
the number(s) of the nominee(s) in the box provided to the right).                      [__________________________________ ]


2.       In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.



        Date ______________________  NO. OF SHARES ____________________________


Indicate changes below:
Address Change?  [ ]  Name Change?  [ ]     [  ]
Check appropriate box

SIGNATURE(S) IN BOX
PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                               ACTUANT CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 4, 2002

                                    P R O X Y

                              CLASS A COMMON STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


ROBERT C. ARZBAECHER and ANDREW G. LAMPEREUR, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, to be held on Friday, January 4, 2002, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY
               WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
                           (Continued on Reverse Side)